Exhibit (a)(11)

DATE:	June 2, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry
Investor Relations
Phone: 317-574-5221
Standard Management Revises Terms of Exchange Offer
for the Trust Preferred Securities
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTCBB: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today announced that it has revised certain terms of its exchange offer for any and all of the outstanding 10.25% Trust Preferred Securities issued by its subsidiary SMAN Capital Trust I. The Trust Preferred Securities are quoted on the OTC Bulletin Board under the symbol SMANP.
Pursuant to the revised terms, the Company is offering to exchange 6 shares of its common stock for each trust security ($10 liquidation amount per trust security) validly tendered and not withdrawn before the expiration date (as opposed to 4.5 shares for each trust security). The exchange offer is being made pursuant to an Offer to Exchange and Supplement No. 1 thereto, each previously mailed to holders of the trust securities, and Supplement No. 2 to the Offer to Exchange, mailed today to record holders of the trust securities and filed with the Securities and Exchange Commission under cover of Schedule TO. As a result of these changes the exchange offer will now remain open until June 30, 2006, unless further extended or terminated by the Company.
The Company also announced that it intends to continue to defer distributions on the 10.25% preferred securities of its subsidiary, SMAN Capital Trust I. As previously announced, the deferral, which will continue with the distribution date scheduled for June 30, 2006, may continue for up to two years. The Company will make a decision each quarter as to deferral of the distributions. All unpaid distributions will accrue interest at the rate of 10.25% per annum until paid by the Company. Under the terms governing the trust preferred securities, the Company has the right to defer distributions for up to five years.
Ronald D. Hunter, Chairman, President and Chief Executive Officer of Standard Management stated that “This exchange offer is a strategic part of our intermediate and long-term capital plan. The exchange will strengthen our capital base while we continue to position the Company for increased long-term revenue growth, both in terms of organic growth and through additional acquisitions.” Mr. Hunter continued, “In addition, the exchange will allow the Company to decrease its long-term debt (and related debt service obligations).”
Standard Management currently operates regional pharmacies in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana. According to Chairman Hunter, “Our regional acquisition strategy is what distinguishes us in the marketplace. Our organizational development and expertise of our executive team defines our unique position in the healthcare industry.”
Trust Preferred Security holders have been sent written materials explaining the precise terms and timing of the exchange offer. Holders of Trust Preferred Securities are urged to read these written materials carefully because they contain important information about the exchange offer. Standard Management has filed the written materials relating to the exchange offer with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Trust Preferred Security holders, as well as shareholders of Standard Management and the public, can obtain these written tender offer materials and other documents filed by Standard Management with the SEC free of charge from the SEC’s website at www.sec.gov. Holders of Trust Preferred Securities may obtain a written copy of the tender offer materials by calling the Information Agent for the exchange offer, Innisfree M&A Incorporated, toll free at (888) 750-5834.
This press release contains “forward-looking statements.” The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements relating to the anticipated effects of the exchange offer. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, investor interest in receiving shares of our common stock in exchange for their trust securities, general market and economic conditions and other factors, including our operating performance and overall stock market performance. Additional risks are detailed in the Offer to Exchange under the heading “Risk Factors.”
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.